Exhibit 99.1

P.O. Box 3793
Charlotte, NC 28237-793
(704) 688-4300 / (800) 422-465
fax (704) 688-214

[FCTR NASDAQ Listed]	For Additional Information Contact:
	Charles A. Caswell,	Robin S. Leslie
	Chief Financial Officer	Investor Relations
	(704) 688-1112	(704) 688-4505
FOR IMMEDIATE RELEASE
July 24, 2006
First Charter Reports Record Quarterly Net Interest Income
Second Quarter 2006 Highlights — Compared to Second Quarter 2005:
•	Balance Sheet Growth and Net Interest Margin Improvement Drive Record Tax Equivalent Net Interest Income of $33.2 Million.

•	Net Income Increases $0.3 Million to $11.5 Million.

•	Commercial Lending Focus And Raleigh Market Entry Help Push Commercial Loan Average Balances Up $244.5 Million, or 18%.

•	Money Market and Noninterest Bearing Deposit Growth Drive $181.5 Million, or 14%, Increase in Core Deposit Average Balances.

•	Net Interest Margin Improves 33 Basis Points to 3.36%.
Additional Second Quarter 2006 Highlights at First Charter
•	First Charter Announced Atlanta, GA Market Entry Through Merger With Gwinnett Banking Company — Expected To Close Fourth Quarter 2006.

•	Strong Credit Quality Continues, Annualized Net Charge-offs 0.11% of Average Loans.

•	Raleigh Balance Sheet Growth Exceeds Expectations.

•	Customer Satisfaction Scores Continue Strong — 84% Rate “Very-Satisfied” With First Charter.

•	First Charter Looks to Optimize Retail Network Through Announced Sale of Two Branches.

•	First Charter Announced Fifteenth Consecutive Annual Increase In Dividends.
CHARLOTTE, North Carolina — First Charter Corporation (NASDAQ: FCTR) today reported that 2006 second quarter net income increased 2 percent to $11.5 million from $11.3 million in the same quarter a year ago. The improved performance was driven largely by an improved net interest margin, strong loan and deposit growth and solid credit quality. On a fully diluted basis, earnings per share were $0.37, the same level as the second quarter of 2005 and the first quarter of 2006. The impact of expensing equity compensation under FAS 123R reduced quarterly net income by approximately 1.4 cents per share in each quarter of 2006. Earnings in the second quarter of 2005 were not similarly impacted.
Return on average assets and return on average equity were 1.08 percent and 13.78 percent, respectively, for the second quarter of 2006 compared to 1.00 percent and 14.12 percent for the second quarter of 2005 and 1.10 percent and 14.12 percent for the first quarter of 2006.
For the first six months of 2006, First Charter earned $23.0 million, or $0.74 per share, compared to $21.6 million, or $0.71 per share, a year earlier.
“First Charter’s journey towards becoming a high-performing financial services company took several critical steps in the second quarter,” said Bob James, President and CEO of First Charter Corporation. “This quarter was marked with a number of significant accomplishments that we know we can build upon. Specifically, we are referring to our record net interest income, strong overall commercial loan growth, our deposit growth — particularly in the second half of the quarter, continued strong credit quality, and our recently announced 15th consecutive year of increased annual dividends.”
“Further,” James continued, “we are executing our growth strategy with several significant developments for our company. For example, our de novo Raleigh market entry has produced better balance sheet growth than we expected at this time, and we have found the right partner and platform, Gwinnett Banking Company, to introduce First Charter to the high-growth metro Atlanta market. Additionally, we continue to look for additional operating efficiencies as evidenced by the recently announced sale of 2 financial centers in western North Carolina.”

Financial Highlights

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Earnings
Total revenues (1)	$49,887	$48,607	$100,218	$94,995
Net income	11,546	11,280	22,990	21,589
Diluted earnings per share	0.37	0.37	0.74	0.71

Financial Ratios
Return on average assets	1.08%	1.00%	1.09%	0.97%
Return on average equity	13.78	14.12	13.95	13.67
Efficiency-taxable equivalent ratio (2)	62.33	59.70	62.11	60.54

Average Balance Sheet
Loans, net	$3,030,815	$2,788,438	$2,988,596	$2,670,810
Securities	921,026	1,441,853	917,910	1,501,035
Total assets	4,276,335	4,543,846	4,240,006	4,492,094
Total deposits	2,790,197	2,689,390	2,787,928	2,659,757
Other borrowings	1,108,734	1,491,636	1,079,295	1,467,904
Shareholders’ equity	335,979	320,412	332,391	318,455

Asset Quality Ratios (3)
Past due loans over 30 days as a percentage of loans	0.28%	0.45%	0.28%	0.45%
Allowance for loan losses as a percentage of loans	0.96	1.02	0.96	1.02
Allowance for loan losses as a percentage of nonaccrual loans	380.27	294.50	380.27	294.50
Net charge-offs as a percentage of average loans-annualized	0.11	0.19	0.11	0.20

(1)	Net interest income plus noninterest income.

(2)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the plus noninterest income less gain (loss) on sale of securities. on sale of securities.

(3)	Ratios exclude loans held for sale.
Commercial Lending is Catalyst For Loan Growth
First Charter continues to achieve strong loan growth. Total loan average balances increased $242.4 million, or 9 percent, to $3.03 billion compared to the same quarter a year ago. Commercial and construction loan average balances contributed $244.5 million of the increase, growing at a rate of 18 percent. Consumer loan average balances grew $14.6 million, or 2 percent. Mortgage loan average balances decreased $16.7 million, or 3 percent. The decline in mortgage loan balances is due, in part, to normal loan amortization and First Charter’s strategy of selling most of its new mortgage production in the secondary market.
Compared to the first quarter of 2006, total average loan balances grew $84.9 million, or 12 percent annualized, on the strength of $103.0 million of commercial and construction loan growth. Both consumer and mortgage loans declined in the quarter, with average loan balances falling $11.0 and $7.1 million, respectively. The decline in consumer loan balances was partly the result of customers refinancing adjustable rate home equity loans into fixed rate first mortgage loans.
“Our recent commercial loan growth is directly attributable to our renewed focus on that line of business and the energy of the retooled commercial lending team over this period,” said Bob James. “Investing in talented, self-motivated teammates who value long term relationships with their clients and who have strong ties to the community is paying off for us.”

Core Deposit Balances Continue to Build — Deposit Growth Comes Late in Second Quarter
Deposit growth, particularly low-cost transaction (or core) deposit growth (money market, demand and savings accounts), continues to be an area of emphasis at First Charter. Core deposit average balances increased $181.5 million, or 14 percent, compared to the second quarter of 2005. The increase was driven by a $122.9 million, or 28 percent, increase in money market average balances and a $40.0 million, or 10 percent, increase in noninterest bearing demand deposit average balances.
Retail certificate of deposit (CD) average balances declined $74.9 million compared with the second quarter of 2005. Retail CD balances in the 2005 second quarter were positively impacted by an aggressively priced CD campaign dating to the fall of 2004. Among First Charter’s efforts to improve its net interest margin, it refrained from aggressively repricing the large concentration of maturing CDs in the fall of 2005. This contributed to a decline in retail CD balances in the fourth quarter of 2005 and the decline in the year over year retail CD average balance comparison.
Compared to the first quarter of 2006 core deposit average balances increased $12.6 million, or 4 percent annualized. The growth was concentrated in noninterest bearing demand deposits and NOW accounts.
There was, however, significantly more deposit growth recognized late in the second quarter as evidenced by the $60 million, or 16 percent annualized, increase in period end core deposit balances between the first and second quarters of 2006. Additionally, retail CD balance growth also picked up in the latter half of the quarter. Looking at period end balances between the end of the first and second quarters of 2006, retail CD balances grew $94.6 million, or 43 percent annualized. The increase appeared to be largely driven by customer preferences for the higher yields offered by CDs relative to other bank deposit products at the time.
Net Interest Margin Expands 33 Basis Points Over Year Ago Levels
The net interest margin, on a tax equivalent basis, increased 33 basis points to 3.36 percent in the second quarter of 2006 from 3.03 percent for the second quarter of 2005. The margin improvement continues to benefit, in part, from the previously disclosed October 2005 balance sheet repositioning. Net interest income on a tax equivalent basis increased to $33.2 million, representing a $1.3 million, or 4 percent, increase over the second quarter of 2005.
Compared to the second quarter of 2005, earning asset yields increased 119 basis points. This was driven by two factors. First, loan yields increased 113 basis points to 7.17 percent and securities yields increased 45 basis points to 4.37 percent. Second, the mix of higher yielding (loan) assets improved as a result of the balance sheet repositioning. The percentage of investment securities (which have lower yields than loans, on average) to total earning assets was reduced from 33 percent to 22 percent over the past year.

On the liability side of the balance sheet, the cost of interest bearing liabilities increased 104 basis points compared to the second quarter of 2005. This was comprised of a 98 basis point increase in interest bearing deposit costs to 3.11 percent while other borrowing costs increased 140 basis points to 4.88 percent. During this period, the Federal Reserve raised the rate at which banks can lend funds to each other (the Fed Funds rate) by 200 basis points. Also, as a result of the balance sheet repositioning, the percentage of higher-cost wholesale borrowings was reduced from 42 to 33 percent of total liabilities over the past year.
The net interest margin during the quarter decreased 4 basis points from a net interest margin of 3.40 percent in the first quarter of 2006. Several factors contributed to the margin decline, including an apparent shift in deposit customer preferences towards higher yielding CDs at the expense of lower yielding transaction deposits, an uptick in competitive pricing pressure in regional deposits, and less consumer loan growth than anticipated.
Compared to the first quarter of 2006, earning asset yields increased 22 basis points. This was driven by a 26 basis point increase in loan yields and a 6 basis point increase in securities yields.
On the liability side of the balance sheet, interest-bearing liabilities increased 32 basis points to 3.59 percent. This was primarily the result of a 36 basis point increase in other borrowing costs as a result of an increase in the fed funds rate and a 28 basis point increase in interest bearing deposit costs.
Noninterest Income
Noninterest income decreased $0.1 million, or less than 1 percent, to $17.2 million compared to the second quarter of 2005. The year over year comparison of noninterest income was impacted by several unique transactions which include: Bank Owned Life Insurance (“BOLI”) claims of $0.9 million in the second quarter of 2005 versus none in the same quarter of 2006; $0.2 million of losses in the Corporation’s SBIC/Venture Capital portfolio in the second quarter of 2005 versus marginal gains in the same quarter of 2006; and $0.2 million of gains on the sale of bank property in the second quarter of 2005 versus $0.1 million in the second quarter of 2006. Excluding these transactions, noninterest income increased $0.7 million, or 5 percent, compared to the second quarter of 2005. This improvement was primarily due to a $0.4 million increase in service charges resulting from increased NSF volume, a $0.4 million increase in ATM, debit card and merchant income as a result of increased transaction volume and a $0.1 million increase in mortgage loan fees. Insurance and brokerage revenues declined $0.2 million and $0.1 million, respectively.
Noninterest income decreased $1.0 million, or 5 percent, compared to the first quarter of 2006. The decline was primarily due to a $1.4 million decrease in insurance revenues as a result of seasonal factors and a $0.5 million gain in the Corporation’s SBIC/Venture Capital portfolio in the first quarter of 2006 versus marginal gains in the second quarter. The decline was partially offset by a $0.8 million increase in service charges and a $0.2 million increase in ATM, debit card and merchant income.

Raleigh Growth Update
In October 2005 and mid-February 2006, the Corporation expanded into the Raleigh, North Carolina market with one and three de novo financial centers, respectively. As previously disclosed, the expenses associated with the Raleigh initiative are front-end loaded and will be ahead of revenues during 2006.
“Our early experience in Raleigh has validated our belief in the potential of this high growth market,” James commented. “While it will take us a while to become well-known throughout the region, our Raleigh team is working hard to position First Charter as a strong banking option for individuals and businesses.”
For the second quarter of 2006, Raleigh-related expenses, including marketing expenses, were $1.4 million versus revenues and transfer-priced net income (net of loan loss provision) of $0.2 million. This negatively impacted EPS by 2.5 cents during the quarter. Year-to-date Raleigh-related expenses were $2.5 million versus revenues of $0.4 million. This negatively impacted EPS by 4.6 cents on a year-to-date basis.
During the second quarter, total loans in the Raleigh market grew $39.3 million to $81.2 million, exceeding growth expectations. During the same period, deposits grew $26.6 million totaling $30.0 million at June 30, 2006.
“Our stronger than anticipated loan growth in Raleigh has actually accelerated some of our start-up costs, primarily due to the additional loan loss provision immediately required to support the loan growth,” James commented. “Over time, spread income will more than offset this.”
Noninterest Expense Impacted by Raleigh Initiative and Personnel Costs
Noninterest expense increased $2.1 million to $31.4 million compared to the second quarter of 2005. Of this, $1.5 million is attributable to expenses related to First Charter’s Raleigh investments and the recent opening of a de novo branch in South Charlotte.
Salaries and employee benefits increased $0.9 million compared to the second quarter of 2005, of which $0.7 million is due to additional personnel in the Raleigh market and the Charlotte de novo branch. Expenses associated with equity-based compensation (FAS 123R) totaled $0.6 million, while increased commission-based compensation contributed $0.4 million toward the increase in salary and employee benefits. These increases were partially offset by a $1.1 million expense associated with a legacy employee benefit plan in the second quarter of 2005, which did not recur in 2006.
Professional services increased $0.3 million, data processing increased $0.2 million as a result of increased ATM and debit transaction costs, and occupancy and equipment expense increased $0.2 million due to additional financial center lease and depreciation costs, of which $0.3 million were related to additional Raleigh financial centers and the Charlotte de novo branch.

Noninterest expense decreased $0.1 million, or less than 1 percent, compared to the first quarter of 2006. Salaries and employee benefits decreased $0.9 million due to lower medical costs and lower employee benefit expenses. This was partially offset by increased professional fees and foreclosed properties expense.
Strong Credit Quality
Credit quality continues to be very strong with net charge-offs only 0.11 percent of average loans in the second quarter of 2006 compared to 0.19 percent in the same quarter a year ago.
Nonperforming assets totaled $13.7 million at June 30, 2006, representing a $2.6 million decrease from a year ago and a $2.3 million decrease from December 31, 2005. Nonperforming assets as a percentage of total loans and other real estate owned decreased to 0.44 percent at June 30, 2006 compared to 0.57 percent at June 30, 2005 and 0.54 percent at December 31, 2005.
The allowance for loan losses as a percent of total loans was 0.96 percent at June 30, 2006, a decrease from 0.98 at December 31, 2005 and a decrease from 1.02 percent in the same quarter a year ago. The provision for loan losses was $0.9 million for the three months ended June 30, 2006, equal to net charge-offs for the period. For the same year ago period, the provision for loan losses was $2.9 million and net charge-offs were $1.3 million. The lower allowance for loan loss ratio and the reduction in the provision expense are related to the Corporation’s improved credit quality trends.
Customer Satisfaction
Second quarter results from our Customer Satisfaction Survey indicated that 84 percent of our customers were “Very Satisfied” with the “Expect More” service they received from our teammates in the financial centers. “Very Satisfied” customers are more likely to consolidate their business at First Charter, recommend us to their friends and family, and look to us for financial solutions in the future.
Conference Call
The First Charter executive management team will be available via telephone conference to discuss the contents of this press release on Tuesday, July 25, 2006 at 10:00 a.m. EDT. Slides designed to accompany the presentation will be available after 6:00 p.m. EDT on Monday, July 24, 2006 on the Corporation’s web site, www.firstcharter.com. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants
Live Conference Call	800-379-3953 ID # 2646631	706-679-5254 ID # 2646631
Internet Live and Replay	www.FirstCharter.com “Investor Relations” section	www.FirstCharter.com “Investor Relations” section
Audio Replay	800-642-1687 ID # 2646631	706-645-9291 ID # 2646631

Corporate Profile
First Charter Corporation is a regional financial services company with assets of approximately $4.4 billion and is the holding company for First Charter Bank. First Charter operates 58 financial centers, four insurance offices and 137 ATMs located throughout North Carolina. First Charter also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, mortgages and a broad array of employee benefit programs. Additional information about First Charter may be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ Global Select.
Forward Looking Statements
This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward- looking statements, and which may be beyond the Corporation’s control, include, among others, the following possibilities: (1) projected results in connection with management’s implementation of, or changes in, the Corporation’s business plan and strategic initiatives, including the recent balance sheet initiatives, are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions, including deposit attrition, customer retention and revenue loss, or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment, or interest rate policies of the Board of Governors of the Federal Reserve System, may reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto, including changes in accounting standards, may adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; (10) the passage of future tax legislation, or any negative regulatory, administrative or judicial position, may adversely impact the Corporation; (11) the Corporation’s competitors may have greater financial resources and may develop products that enable them to compete more successfully in the markets in which it operates; and (12) changes in the securities markets, including changes in interest rates, may adversely affect the Corporation’s ability to raise capital from time to time.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Six Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	6/30/2006	6/30/2005	Amount	Percentage

BALANCE SHEET
ASSETS:
Cash and due from banks	$115,557	$104,886	$10,671	10.2%
Federal funds sold	2,347	2,250	97	4.3
Interest earning bank deposits	13,432	3,167	10,265	324.1
Securities available for sale	884,370	1,412,885	(528,515)	(37.4)
Loans held for sale	8,382	8,159	223	2.7
Loans
Commercial Real Estate	885,981	785,718	100,263	12.8
Commercial Non Real Estate	220,433	219,029	1,404	0.6
Construction	584,094	444,125	139,969	31.5
Mortgage	557,338	581,257	(23,919)	(4.1)
Consumer	355,815	328,163	27,652	8.4
Home equity	468,685	500,080	(31,395)	(6.3)

Total loans	3,072,346	2,858,372	213,974	7.5
Less: Unearned income	(58)	(213)	155	(72.8)
Allowance for loan losses	(29,520)	(29,032)	(488)	1.7

Loans, net	3,042,768	2,829,127	213,641	7.6

Other assets	296,418	272,762	23,656	8.7

Total assets	$4,363,274	$4,633,236	$(269,962)	(5.8)%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$449,732	$406,982	$42,750	10.5%
Interest checking and savings	508,587	475,643	32,944	6.9
Money market deposits	611,886	440,117	171,769	39.0
Retail certificates of deposit	972,395	994,671	(22,276)	(2.2)
Wholesale certificates of deposit	446,202	433,972	12,230	2.8

Total deposits	2,988,802	2,751,385	237,417	8.6
Other borrowings
Retail other borrowings	102,839	118,557	(15,718)	(13.3)
Wholesale short-term other borrowings	250,041	637,445	(387,404)	(60.8)
Wholesale long-term other borrowings	642,827	747,320	(104,493)	(14.0)

Total other borrowings	995,707	1,503,322	(507,615)	(33.8)
Other liabilities	41,830	50,831	(9,001)	(17.7)

Total liabilities	4,026,339	4,305,538	(279,199)	(6.5)

Total shareholders’ equity	336,935	327,698	9,237	2.8

Total liabilities and shareholders’ equity	$4,363,274	$4,633,236	$(269,962)	(5.8)%

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,988,596	$2,670,810	$317,786	11.9%
Securities	917,910	1,501,035	(583,125)	(38.8)
Interest earning assets	3,914,969	4,179,587	(264,618)	(6.3)
Assets	4,240,006	4,492,094	(252,088)	(5.6)
Noninterest bearing deposits	420,364	380,421	39,943	10.5
Interest checking and savings	482,309	459,101	23,208	5.1
Money market deposits	568,263	471,955	96,308	20.4
Retail certificates of deposit	900,400	969,822	(69,422)	(7.2)
Wholesale certificates of deposit	416,592	356,057	60,535	17.0
Deposits	2,787,928	2,659,757	128,171	4.8
Other borrowings	1,079,295	1,467,904	(388,609)	(26.5)
Interest bearing liabilities	3,446,859	3,747,241	(300,382)	(8.0)
Shareholders’ equity	332,391	318,455	13,936	4.4

	As of / For the Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005

MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$25.38	$25.05	$26.66	$25.73	$23.34
Low	23.51	23.28	22.34	22.25	20.85
End of period	24.53	24.70	23.66	24.48	21.97
Book Value	10.83	10.77	10.53	10.82	10.73
Tangible Book Value	10.36	10.30	10.06	10.35	10.25
Market Capitalization	763,383,927	765,059,628	727,235,906	749,010,521	670,822,115
Weighted average shares — basic	31,058,858	30,859,461	30,678,743	30,575,440	30,409,307
Weighted average shares — diluted	31,339,325	31,153,338	30,678,743	30,891,887	30,679,636
End of period shares outstanding	31,120,421	30,974,074	30,736,936	30,596,835	30,533,551

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005

BALANCE SHEET
ASSETS:
Cash and due from banks	$115,557	$95,382	$119,080	$123,489	$104,886
Federal funds sold	2,347	2,706	2,474	1,997	2,250
Interest earning bank deposits	13,432	3,745	3,998	5,885	3,167
Securities available for sale	884,370	900,424	899,111	1,374,163	1,412,885
Loans held for sale	8,382	8,719	6,447	7,309	8,159
Loans
Commercial Real Estate	885,981	820,318	780,597	795,362	785,718
Commercial Non Real Estate	220,433	213,338	233,409	227,762	219,029
Construction	584,094	583,288	517,392	484,911	444,125
Mortgage	557,338	565,166	573,007	582,673	581,257
Consumer	355,815	355,636	358,592	346,772	328,163
Home equity	468,685	473,342	482,921	492,881	500,080

Total loans	3,072,346	3,011,088	2,945,918	2,930,361	2,858,372
Less: Unearned income	(58)	(125)	(173)	(216)	(213)
Allowance for loan losses	(29,520)	(29,505)	(28,725)	(29,788)	(29,032)

Loans, net	3,042,768	2,981,458	2,917,020	2,900,357	2,829,127

Other assets	296,418	290,922	284,290	286,522	272,762

Total assets	$4,363,274	$4,283,356	$4,232,420	$4,699,722	$4,633,236

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$449,732	$422,184	$429,758	$420,531	$406,982
Interest checking and savings	508,587	500,392	488,115	481,293	475,643
Money market deposits	611,886	587,516	559,865	580,312	440,117
Retail certificates of deposit	972,395	877,769	916,569	938,871	994,671
Wholesale certificates of deposit	446,202	412,485	405,172	451,986	433,972

Total deposits	2,988,802	2,800,346	2,799,479	2,872,993	2,751,385
Other borrowings
Retail other borrowings	102,839	121,740	170,094	116,562	118,557
Wholesale short-term other borrowings	250,041	339,201	340,620	502,821	637,445
Wholesale long-term other borrowings	642,827	642,843	557,859	819,005	747,320

Total other borrowings	995,707	1,103,784	1,068,573	1,438,388	1,503,322
Other liabilities	41,830	45,599	40,772	57,296	50,831

Total liabilities	4,026,339	3,949,729	3,908,824	4,368,677	4,305,538

Total shareholders’ equity	336,935	333,627	323,596	331,045	327,698

Total liabilities and shareholders’ equity	$4,363,274	$4,283,356	$4,232,420	$4,699,722	$4,633,236

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$3,030,815	$2,945,908	$2,932,195	$2,904,954	$2,788,438
Securities	921,026	914,759	1,028,477	1,420,033	1,441,853
Interest earning assets	3,960,835	3,868,518	3,969,620	4,331,780	4,236,232
Assets	4,276,335	4,203,273	4,303,821	4,665,301	4,543,846
Noninterest bearing deposits	427,923	412,720	424,118	417,013	387,898
Interest checking and savings	488,276	476,275	469,594	469,283	469,752
Money market deposits	561,005	575,601	581,324	495,401	438,065
Retail certificates of deposit	906,672	894,059	930,395	993,352	981,600
Wholesale certificates of deposit	406,322	426,977	433,135	437,116	412,075
Deposits	2,790,197	2,785,633	2,838,566	2,812,165	2,689,390
Other borrowings	1,108,734	1,049,529	1,099,350	1,471,482	1,491,636
Interest bearing liabilities	3,471,008	3,422,441	3,513,797	3,866,634	3,793,128
Shareholders’ equity	335,979	328,763	323,753	328,115	320,412

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Three Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	6/30/2006	6/30/2005	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$64,318	$56,199	$8,119	14.4%
Interest expense	31,095	24,314	6,781	27.9

Net interest income — taxable equivalent	33,223	31,885	1,338	4.2
Less: taxable equivalent adjustment	576	595	(19)	(3.2)

Net interest income	32,647	31,290	1,357	4.3
Provision for loan losses	880	2,878	(1,998)	(69.4)

Net interest income after provision for loan losses	31,767	28,412	3,355	11.8
Noninterest income	17,240	17,317	(77)	(0.4)
Noninterest expense	31,436	29,364	2,072	7.1

Income before income taxes	17,571	16,365	1,206	7.4
Income tax expense	6,025	5,085	940	18.5

Net income	$11,546	$11,280	$266	2.4%

EARNINGS PER SHARE DATA
Basic	$0.37	$0.37	$—	—%
Diluted	0.37	0.37	—	—
Weighted average shares — basic	31,058,858	30,409,307
Weighted average shares — diluted	31,339,325	30,679,636
Dividends paid on common shares	$0.190	$0.190	$—	—%

PERFORMANCE RATIOS
Return on average assets	1.08%	1.00%
Return on average equity	13.78	14.12
Efficiency — taxable equivalent (*)	62.33	59.70

	For the Three Months Ended
	6/30/2006	6/30/2005
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Gain on sale of securities	$32	$18
Equity method investment gain (loss)	11	(174)
Gain on sale of properties	107	188
Bank owned life insurance payment	—	925
Noninterest expense
Employee benefit plan modification	—	1,079

Notes:	Applicable ratios are annualized.
* — Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of taxable equivalent net interest income plus noninterest income less gain (loss) on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Six Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	6/30/2006	6/30/2005	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$124,550	$108,056	$16,494	15.3%
Interest expense	58,651	45,022	13,629	30.3

Net interest income — taxable equivalent	65,899	63,034	2,865	4.5
Less: taxable equivalent adjustment	1,162	1,170	(8)	(0.7)

Net interest income	64,737	61,864	2,873	4.6
Provision for loan losses	2,399	4,778	(2,379)	(49.8)

Net interest income after provision for loan losses	62,338	57,086	5,252	9.2
Noninterest income	35,481	33,131	2,350	7.1
Noninterest expense	62,948	58,233	4,715	8.1

Income before income taxes	34,871	31,984	2,887	9.0
Income taxes	11,881	10,395	1,486	14.3

Net income	$22,990	$21,589	$1,401	6.5%

EARNINGS PER SHARE DATA
Basic	$0.74	$0.71	$0.03	4.2%
Diluted	0.74	0.71	0.03	4.2
Weighted average shares — basic	30,959,711	30,285,244
Weighted average shares — diluted	31,249,049	30,607,931
Dividends paid on common shares	$0.38	$0.38	$—	—%

PERFORMANCE RATIOS
Return on average assets	1.09%	0.97%
Return on average equity	13.95	13.67
Efficiency — taxable equivalent (*)	62.11	60.54

	For the Six Months Ended
	6/30/2006	6/30/2005
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Gain (loss) on sale of securities	$32	$(31)
Equity method investment gain (loss)	556	(232)
Gain on sale of properties	188	717
Bank owned life insurance payment	—	925
Noninterest expense
Employee benefit plan modification	—	1,079
Separation agreement	—	1,010
Financial management charge	—	166

Notes:	Applicable ratios are annualized.
* — Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of taxable equivalent net interest income plus noninterest income less gain (loss) on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005

INCOME STATEMENT
Interest income — taxable equivalent
Interest and fees on loans	$54,167	$50,306	$48,505	$45,941	$42,016
Interest on securities	10,054	9,852	10,646	13,660	14,145
Other interest income	97	75	80	53	38

Total interest income — taxable equivalent	64,318	60,233	59,231	59,654	56,199

Interest expense
Interest on deposits	18,343	16,562	16,245	14,487	12,210
Other interest expense	12,752	10,994	10,465	13,503	12,104

Total interest expense	31,095	27,556	26,710	27,990	24,314

Net interest income — taxable equivalent	33,223	32,677	32,521	31,664	31,885
Less: Taxable equivalent adjustment	576	586	592	574	595

Net interest income	32,647	32,090	31,929	31,090	31,290
Provision for loan losses	880	1,519	1,795	2,770	2,878

Net interest income after provision for loan losses	31,767	30,571	30,134	28,320	28,412

Noninterest income
Service charges on deposit accounts	7,469	6,698	7,191	7,321	7,061
Wealth management income	1,535	1,664	1,366	1,358	1,596
Gain (loss) on sale of securities	32	—	(16,671)	12	18
Gain (loss) from equity method investments	11	545	(68)	29	(174)
Mortgage loan fees	916	808	789	873	817
Brokerage services income	692	711	636	888	793
Insurance services income	2,857	4,290	2,953	2,796	3,099
Bank owned life insurance	850	827	859	863	1,762
Gain on sale of properties	107	81	571	566	188
ATM & merchant income	2,117	1,898	1,810	1,723	1,719
Other noninterest income	654	719	603	614	438

Total noninterest income	17,240	18,241	39	17,043	17,317

Noninterest expense
Salaries and employee benefits	16,824	17,693	16,217	15,901	15,908
Occupancy and equipment	4,887	4,770	3,395	4,344	4,687
Data processing	1,491	1,453	1,412	1,310	1,333
Marketing	1,196	1,288	1,447	1,076	1,065
Postage and supplies	1,328	1,231	1,172	1,092	1,187
Professional services	2,305	1,950	2,299	2,064	1,984
Telephone	528	579	578	537	551
Amortization of intangibles	154	150	152	129	126
Debt extinguishment expense	—	—	6,884	—	—
Derivative termination costs	—	—	7,770	—	—
Other noninterest expense	2,723	2,398	2,720	2,490	2,523

Total noninterest expense	31,436	31,512	44,046	28,943	29,364

Income before taxes	17,571	17,300	(13,873)	16,420	16,365
Income tax expense	6,025	5,856	(5,543)	4,368	5,085

Net income	$11,546	$11,444	$(8,330)	$12,052	$11,280

EARNINGS PER SHARE DATA
Basic	$0.37	$0.37	$(0.27)	$0.39	$0.37
Diluted	0.37	0.37	(0.27)	0.39	0.37
Dividends paid on common shares	0.190	0.190	0.190	0.190	0.190

PERFORMANCE RATIOS
Return on average assets	1.08%	1.10%	(0.77)%	1.02%	1.00%
Return on average equity	13.78	14.12	(10.21)	14.57	14.12
Efficiency — taxable equivalent (*)	62.33	61.89	59.70	59.44	59.70
Noninterest income as a percentage of total income	34.56	36.24	0.12	35.41	35.63
Equity as a percentage of total assets	7.72	7.79	7.65	7.04	7.07
Tangible equity as a percentage of total assets	7.20	7.26	7.10	6.58	6.58
Tier 1 Capital to Risk Adjusted Assets	11.17	11.22	11.20	11.37	10.70
Total Capital to Risk Adjusted Assets	12.02	12.08	12.06	12.25	11.58

	As of / For the Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Gain (loss) on sale of securities	$32	$—	$(16,671)	$12	$18
Equity method investment gain (loss)	11	545	(68)	29	(174)
Gain on sale of properties	107	81	571	566	188
Bank owned life insurance payment	—	—	—	—	925
Noninterest expense
Employee benefit plan modification	—	—	—	—	1,079
Fixed asset adjustment	—	—	(1,386)	—	—
Prepayment costs on borrowings	—	—	6,884	—	—
Derivative termination costs	—	—	7,770	—	—

Notes:	Applicable ratios are annualized.
* — Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of taxable equivalent net interest income plus noninterest income less gain (loss) on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

As of / For the Quarter Ended
(Dollars in thousands, except per share data)	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005

ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$29,505	$28,725	$29,788	$29,032	$27,483
Provision for loan losses	880	1,519	1,795	2,770	2,878
Charge-offs	(1,135)	(1,229)	(3,021)	(2,197)	(1,516)
Recoveries	270	490	163	183	187

Net charge-offs	(865)	(739)	(2,858)	(2,014)	(1,329)

Ending balance	$29,520	$29,505	$28,725	$29,788	$29,032

Nonperforming Assets and Loans 90 days or more past due accruing interest
Nonaccrual loans	$7,763	$9,211	$10,811	$7,071	$9,858
Other real estate	5,902	6,072	5,124	6,079	6,390

Total nonperforming assets	13,665	15,283	15,935	13,150	16,248

Loans 90 days or more past due accruing interest	—	—	—	—	—

Total	$13,665	$15,283	$15,935	$13,150	$16,248

Asset Quality Ratios (*)
Nonaccrual loans as a percentage of total loans	0.25%	0.31%	0.37%	0.24%	0.34%
Nonperforming assets as a percentage of total assets	0.31	0.36	0.38	0.28	0.35
Nonperforming assets as a percentage of total loans and other real estate	0.44	0.51	0.54	0.45	0.57
Net charge-offs as a percentage of average loans (annualized)	0.11	0.10	0.39	0.28	0.19
Allowance for loan losses as a percentage of loans	0.96	0.98	0.98	1.02	1.02
Ratio of allowance for loan losses to:
Net charge-offs (annualized)	8.51	x	9.84	x	2.53	x	3.73	x	5.45	x
Nonaccrual loans	3.80	3.20	2.66	4.21	2.95

As of / For the Six Months Ended	Increase (Decrease)
6/30/2006	6/30/2005	Amount	Percentage
Allowance for Loan Losses
Beginning balance	$28,725	$26,872	$1,853	6.9%
Provision for loan losses	2,399	4,778	(2,379)	(49.8)
Charge-offs	(2,364)	(3,434)	(1,070)	(31.2)
Recoveries	760	816	(56)	(6.9)

Net charge-offs	(1,604)	(2,618)	(1,014)	(38.7)

Ending balance	$29,520	$29,032	$488	1.7%

Asset Quality Ratios (*)
Net charge-offs as a percentage of average loans	0.11%	0.20%
Ratio of allowance for loan losses to net charge-offs	9.13	x	5.50	x

For the Quarter Ended
6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
ANNUALIZED INTEREST YIELDS / RATES (*)
Interest income:
Yield on loans and loans held for sale	7.17%	6.91%	6.57%	6.28%	6.04%
Yield on securities	4.37	4.31	4.16	3.84	3.92

Yield on interest earning assets	6.51	6.29	5.93	5.48	5.32

Interest expense:
Cost of interest bearing deposits	3.11	2.83	2.67	2.40	2.13
Other borrowings
Cost of retail borrowings	2.81	2.44	1.88	1.80	1.46
Cost of wholesale borrowings	4.88	4.50	3.99	3.82	3.40

Cost of total borrowings	4.61	4.25	3.78	3.64	3.21

Cost of interest bearing liabilities	3.59	3.27	3.02	2.87	2.55

Interest rate spread	2.92	3.02	2.91	2.61	2.77

Net yield on earning assets	3.36%	3.40%	3.27%	2.92%	3.03%

Notes:	Applicable ratios are annualized. (*) — Excludes loans held for sale.